UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 3)1

GoDaddy Inc.

(Name of Issuer)

Class A Common Stock, par value $0.001 per share

(Title of Class of Securities)

380237107

(CUSIP Number)

JEFFREY C. SMITH

STARBOARD VALUE LP

777 Third Avenue, 18th Floor

New York, New York 10017

(212) 845-7977

ANDREW FREEDMAN, ESQ.

MEAGAN REDA, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

December 6, 2023

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		8,671,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

8,671,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,671,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.2%
14	TYPE OF REPORTING PERSON

PN

* Includes 1,158,229 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

2

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		3,704,627
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

3,704,627
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,704,627
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.6%
14	TYPE OF REPORTING PERSON

CO

3

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		518,484
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

518,484
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

518,484
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

4

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		344,083
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

344,083
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

344,083
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

5

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD P FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		468,458
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

468,458
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

468,458*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

* Includes 468,458 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

6

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE P GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		468,458
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

468,458
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

468,458*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

* Includes 468,458 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

7

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		812,541
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

812,541
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

812,541*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

* Includes 468,458 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

8

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		192,944
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

192,944
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

192,944
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

9

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		192,944
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

192,944
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

192,944
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

10

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,005,485
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,005,485
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,005,485*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

* Includes 468,458 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

11

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD G FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		887,675
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

887,675
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

887,675
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

12

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE G GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		887,675
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

887,675
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

887,675
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

13

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD T FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		923,644
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

923,644
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

923,644
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

14

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE A LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,811,319
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,811,319
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,811,319
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3%
14	TYPE OF REPORTING PERSON

PN

15

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE A GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,811,319
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,811,319
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,811,319
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3%
14	TYPE OF REPORTING PERSON

OO

16

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD X MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		941,314
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

941,314
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

941,314
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

CO

17

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		8,671,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

8,671,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,671,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.2%
14	TYPE OF REPORTING PERSON

OO

* Includes 1,158,229 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

18

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		8,671,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

8,671,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,671,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.2%
14	TYPE OF REPORTING PERSON

PN

* Includes 1,158,229 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

19

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		8,671,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

8,671,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,671,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.2%
14	TYPE OF REPORTING PERSON

OO

* Includes 1,158,229 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

20

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

JEFFREY C. SMITH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		8,671,000
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

8,671,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,671,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.2%
14	TYPE OF REPORTING PERSON

IN

* Includes 1,158,229 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

21

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

PETER A. FELD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		8,671,000
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

8,671,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,671,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.2%
14	TYPE OF REPORTING PERSON

IN

* Includes 1,158,229 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

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CUSIP No. 380237107

The following constitutes Amendment No. 3 to the Schedule 13D filed by the undersigned (“Amendment No. 3”). This Amendment No. 3 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard P LP, Starboard L Master, Starboard G LP, Starboard T LP, Starboard X Master and held in the Starboard Value LP Account were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein.

The aggregate purchase price of the 3,704,627 Shares beneficially owned by Starboard V&O Fund is approximately $257,296,047, excluding brokerage commissions. The aggregate purchase price of the 518,484 Shares beneficially owned by Starboard S LLC is approximately $36,043,017, excluding brokerage commissions. The aggregate purchase price of the 344,083 Shares beneficially owned by Starboard C LP is approximately $23,871,514, excluding brokerage commissions. The aggregate purchase price of the entered into over-the-counter forward purchase contracts for the purchase of 468,458 Shares by Starboard P LP is approximately $45,462,376, excluding brokerage commissions. The aggregate purchase price of the 192,944 Shares beneficially owned by Starboard L Master is approximately $13,359,186, excluding brokerage commissions. The aggregate purchase price of the 887,675 Shares beneficially owned by Starboard G LP is approximately $66,547,410, excluding brokerage commissions. The aggregate purchase price of the 923,644 Shares beneficially owned by Starboard T LP is approximately $65,262,020, excluding brokerage commissions. The aggregate purchase price of the 941,314 Shares beneficially owned by Starboard X Master is approximately $65,446,054, excluding brokerage commissions. The aggregate purchase price of the entered into over-the-counter forward purchase contracts for the purchase of 689,771 Shares by Starboard Value LP through the Starboard Value LP Account is approximately $60,865,393, excluding brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Items 5(a)-(c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 140,824,771 Shares outstanding, as of October 27, 2023, which is the total number of Shares outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2023.

A.	Starboard V&O Fund
(a)	As of the close of business on December 8, 2023, Starboard V&O Fund beneficially owned 3,704,627 Shares.

Percentage: Approximately 2.6%

(b)	1. Sole power to vote or direct vote: 3,704,627
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 3,704,627
4. Shared power to dispose or direct the disposition: 0

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CUSIP No. 380237107

(c)	The transactions in securities of the Issuer by Starboard V&O Fund during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
B.	Starboard S LLC
(a)	As of the close of business on December 8, 2023, Starboard S LLC beneficially owned 518,484 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 518,484
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 518,484
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard S LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
C.	Starboard C LP
(a)	As of the close of business on December 8, 2023, Starboard C LP beneficially owned 344,083 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 344,083
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 344,083
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard C LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
D.	Starboard P LP
(a)	As of the close of business on December 8, 2023, Starboard P LP beneficially owned 468,458 Shares, including 468,458 Shares underlying certain forward purchase contracts.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 468,458
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 468,458
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard P LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
E.	Starboard P GP
(a)	Starboard P GP, as the general partner of Starboard P LP, may be deemed the beneficial owner of the 468,458 Shares owned by Starboard P LP.

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CUSIP No. 380237107

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 468,458
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 468,458
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard P GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard P LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
F.	Starboard R LP
(a)	Starboard R LP, as the general partner of Starboard C LP and the managing member of Starboard P GP, may be deemed the beneficial owner of the (i) 344,083 Shares owned by Starboard C LP and (ii) 468,458 Shares owned by Starboard P LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 812,541
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 812,541
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R LP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of each of Starboard C LP and Starboard P LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
G.	Starboard L Master
(a)	As of the close of business on December 8, 2023, Starboard L Master beneficially owned 192,944 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 192,944
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 192,944
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
H.	Starboard L GP
(a)	Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 192,944 Shares owned by Starboard L Master.

25

CUSIP No. 380237107

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 192,944
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 192,944
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard L GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
I.	Starboard R GP
(a)	Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of the (i) 344,083 Shares owned by Starboard C LP, (ii) 468,458 Shares owned by Starboard P LP, and (iii) 192,944 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,005,485
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,005,485
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of each of Starboard C LP, Starboard P LP and Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
J.	Starboard G LP
(a)	As of the close of business on December 8, 2023, Starboard G LP beneficially owned 887,675 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 887,675
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 887,675
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
K.	Starboard G GP
(a)	Starboard G GP, as the general partner of Starboard G LP, may be deemed the beneficial owner of the 887,675 Shares owned by Starboard G LP.

26

CUSIP No. 380237107

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 887,675
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 887,675
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard G GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
L.	Starboard T LP
(a)	As of the close of business on December 8, 2023, Starboard T LP beneficially owned 923,644 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 923,644
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 923,644
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard T LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
M.	Starboard A LP
(a)	Starboard A LP, as the managing member of Starboard G GP and the general partner of Starboard T LP, may be deemed the beneficial owner of the (i) 887,675 Shares owned by Starboard G LP and (ii) 923,644 Shares owned by Starboard T LP.

Percentage: Approximately 1.3%

(b)	1. Sole power to vote or direct vote: 1,811,319
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,811,319
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A LP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard G LP and Starboard T LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
N.	Starboard A GP
(a)	Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the (i) 887,675 Shares owned by Starboard G LP and (ii) 923,644 Shares owned by Starboard T LP.

27

CUSIP No. 380237107

Percentage: Approximately 1.3%

(b)	1. Sole power to vote or direct vote: 1,811,319
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,811,319
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard G LP and Starboard T LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
O.	Starboard X Master
(a)	As of the close of business on December 8, 2023, Starboard X Master beneficially owned 941,314 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 941,314
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 941,314
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
P.	Starboard Value LP
(a)	As of the close of business on December 8, 2023, 689,771 Shares were held in the Starboard Value LP Account, including 689,771 Shares underlying certain forward purchase contracts. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard P LP, Starboard L Master, Starboard G LP, Starboard T LP, Starboard X Master and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 3,704,627 Shares owned by Starboard V&O Fund, (ii) 518,484 Shares owned by Starboard S LLC, (iii) 344,083 Shares owned by Starboard C LP, (iv) 468,458 Shares owned by Starboard P LP, (v) 192,944 Shares owned by Starboard L Master, (vi) 887,675 Shares owned by Starboard G LP, (vii) 923,644 Shares owned by Starboard T LP, (viii) 941,314 Shares owned by Starboard X Master and (ix) 689,771 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.2%

(b)	1. Sole power to vote or direct vote: 8,671,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 8,671,000
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard C LP, Starboard S LLC, Starboard P LP, Starboard L Master, Starboard G LP, Starboard T LP and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
28

CUSIP No. 380237107

Q.	Starboard Value GP
(a)	Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 3,704,627 Shares owned by Starboard V&O Fund, (ii) 518,484 Shares owned by Starboard S LLC, (iii) 344,083 Shares owned by Starboard C LP, (iv) 468,458 Shares owned by Starboard P LP, (v) 192,944 Shares owned by Starboard L Master, (vi) 887,675 Shares owned by Starboard G LP, (vii) 923,644 Shares owned by Starboard T LP, (viii) 941,314 Shares owned by Starboard X Master and (ix) 689,771 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.2%

(b)	1. Sole power to vote or direct vote: 8,671,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 8,671,000
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Value GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard C LP, Starboard S LLC, Starboard P LP, Starboard L Master, Starboard G LP, Starboard T LP and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
R.	Principal Co
(a)	Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 3,704,627 Shares owned by Starboard V&O Fund, (ii) 518,484 Shares owned by Starboard S LLC, (iii) 344,083 Shares owned by Starboard C LP, (iv) 468,458 Shares owned by Starboard P LP, (v) 192,944 Shares owned by Starboard L Master, (vi) 887,675 Shares owned by Starboard G LP, (vii) 923,644 Shares owned by Starboard T LP, (viii) 941,314 Shares owned by Starboard X Master and (ix) 689,771 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.2%

(b)	1. Sole power to vote or direct vote: 8,671,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 8,671,000
4. Shared power to dispose or direct the disposition: 0

(c)	Principal Co has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard C LP, Starboard S LLC, Starboard P LP, Starboard L Master, Starboard G LP, Starboard T LP and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
29

CUSIP No. 380237107

S.	Principal GP
(a)	Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner of the (i) 3,704,627 Shares owned by Starboard V&O Fund, (ii) 518,484 Shares owned by Starboard S LLC, (iii) 344,083 Shares owned by Starboard C LP, (iv) 468,458 Shares owned by Starboard P LP, (v) 192,944 Shares owned by Starboard L Master, (vi) 887,675 Shares owned by Starboard G LP, (vii) 923,644 Shares owned by Starboard T LP, (viii) 941,314 Shares owned by Starboard X Master and (ix) 689,771 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.2%

(b)	1. Sole power to vote or direct vote: 8,671,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 8,671,000
4. Shared power to dispose or direct the disposition: 0

(c)	Principal GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard C LP, Starboard S LLC, Starboard P LP, Starboard L Master, Starboard G LP, Starboard T LP and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

T.	Messrs. Smith and Feld

(a)	Each of Messrs. Smith and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 3,704,627 Shares owned by Starboard V&O Fund, (ii) 518,484 Shares owned by Starboard S LLC, (iii) 344,083 Shares owned by Starboard C LP, (iv) 468,458 Shares owned by Starboard P LP, (v) 192,944 Shares owned by Starboard L Master, (vi) 887,675 Shares owned by Starboard G LP, (vii) 923,644 Shares owned by Starboard T LP, (viii) 941,314 Shares owned by Starboard X Master and (ix) 689,771 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.2%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 8,671,000
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 8,671,000

(c)	None of Messrs. Smith or Feld has entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard C LP, Starboard S LLC, Starboard P LP, Starboard L Master, Starboard G LP, Starboard T LP and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

The filing of this Schedule 13D shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any securities of the Issuer that he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own.

30

CUSIP No. 380237107

In addition to the Shares beneficially owned by the Reporting Persons as set forth in this filing, and while the Reporting Persons have no current knowledge of the following holdings, the Reporting Persons understand that Toronto Dominion Bank and TD Asset Management Inc. (together, “TD”) had investment discretion over 158,357 Shares as of September 30, 2023, which would represent beneficial ownership of less than 1% of the outstanding Shares as of such date, as such information was set forth in the Form 13F-HR filings filed by TD on November 14, 2023 and October 27, 2023. As reported in the Form ADV filed by Starboard Value LP, Toronto Dominion Bank is included as an indirect control person under Schedule B/C Indirect Owners of the Form ADV as a result of the closing of the acquisition of Cowen Inc. by Toronto Dominion Bank. The validity of the indirect transfer of Cowen Inc.’s ownership interest in Starboard Value LP is subject to an ongoing dispute. The Reporting Persons disclaim the existence of a “group” within the meaning of Section 13(d)(3) of the Exchange Act with TD or any other person other than the other Reporting Persons.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following:

As previously disclosed, each of Starboard P LP and Starboard Value LP through the Starboard Value LP Account entered into forward purchase contracts with Goldman Sachs as the counterparty providing for the purchase of an aggregate of 618,983 Shares and 59,763 Shares, respectively (the “Previous Goldman Forward Contracts”). Since the filing of Amendment No. 2 to the Schedule 13D, Starboard P LP and Starboard Value LP through the Starboard Value LP Account have sold the Previous Goldman Forward Contracts and Starboard P LP has entered into certain new forward purchase contracts with Goldman Sachs as the counterparty (the “New Goldman Forward Contracts”). Accordingly, Starboard P LP is party to the New Goldman Forward Contracts providing for the purchase of an aggregate of 468,087 Shares having a purchase price of approximately $45,437,205. The New Goldman Forward Contracts have a final valuation date of May 28, 2025, however, Starboard P LP has the ability to elect early settlement after serving notice to the counter-party of such intention at least two scheduled trading days in advance of the desired early final valuation date. Each of the New Goldman Forward Contracts provides for physical settlement. Until the settlement date, none of the New Goldman Forward Contracts give the Reporting Persons voting and dispositive control over the Shares to which such contracts relate.

As previously disclosed, Starboard Value LP through the Starboard Value LP Account entered into forward purchase contracts with Bank of America as the counterparty providing for the purchase of an aggregate of 776,297 Shares (the “BA Forward Contracts”). Each of the BA Forward Contracts has a final valuation date of September 13, 2024, however, Starboard Value LP through the Starboard Value LP Account has the ability to elect early settlement after serving notice to the counter-party of such intention at least two scheduled trading days in advance of the desired early final valuation date. Starboard Value LP through the Starboard Value LP has sold certain of the BA Forward Contracts. Accordingly, Starboard Value LP through the Starboard Value LP Account is a party to the remaining BA Forward Contracts providing for the purchase of an aggregate of 689,771 Shares.

Other than as described herein, there are no contracts, arrangements, understandings or relationships among the Reporting Persons, or between the Reporting Persons and any other person, with respect to the securities of the Issuer.

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CUSIP No. 380237107

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

its investment manager

Starboard Value and Opportunity S LLC

By: Starboard Value LP,

its manager

Starboard Value and Opportunity C LP

By: Starboard Value R LP,

its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

its general partner

Starboard Value and Opportunity Master Fund L LP

By: Starboard Value L LP,

its general partner

Starboard Value L LP

By: Starboard Value R GP LLC,

its general partner

Starboard G Fund, L.P.

By: Starboard Value G GP, LLC,

its general partner

STARBOARD P FUND LP

By: Starboard Value P GP LLC,

its general partner

STARBOARD VALUE P GP LLC

By: Starboard Value R LP,

its member

STARBOARD VALUE G GP, LLC

By: Starboard Value A LP,

its managing member

Starboard Value A LP

By: Starboard Value A GP LLC,

its general partner

Starboard X MASTER FUND LTD

By: Starboard Value LP,

its investment manager

Starboard X MASTER FUND LTD

By: Starboard Value LP,

its investment manager

STARBOARD VALUE LP

By: Starboard Value GP LLC,

its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP,

its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC,

its general partner

STARBOARD PRINCIPAL CO GP LLC

Starboard Value A GP LLC

Starboard Value R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
Jeffrey C. Smith
Individually and as attorney-in-fact for Peter A. Feld

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CUSIP No. 380237107

SCHEDULE A

Transactions in Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Sale of November 2023 Call Option ($75.00 Strike Price)[1]	(210,000)	1.0000	10/27/2023
Sale of November 2023 Put Option ($68.00 Strike Price)[2]	(123,200)	0.6000	10/27/2023
Sale of Class A Common Stock Upon Assignment of November 2023 Call Option ($75.00 Strike Price)	(210,000)	75.0000	11/03/2023
Sale of Class A Common Stock	(65,800)	84.2126	11/03/2023
Sale of Class A Common Stock	(230,787)	84.2126	11/03/2023
Sale of Class A Common Stock	(84,740)	85.9005	11/06/2023
Sale of Class A Common Stock	(42,725)	86.9197	11/07/2023
Sale of Class A Common Stock	(42,725)	87.3099	11/08/2023
Sale of Class A Common Stock	(21,362)	88.3175	11/13/2023
Sale of Class A Common Stock	(64,087)	90.3442	11/14/2023
Sale of Class A Common Stock	(98,622)	104.3000	12/06/2023
Sale of Class A Common Stock	(6,177)	104.5006	12/06/2023
Sale of Class A Common Stock	(144,582)	103.8544	12/07/2023
Sale of Class A Common Stock	(2,765)	104.2850	12/08/2023
Sale of Class A Common Stock	(34,462)	103.7700	12/08/2023
Sale of Class A Common Stock	(123,546)	104.0999	12/08/2023

STARBOARD VALUE AND OPPORTUNITY S LLC

Sale of November 2023 Call Option ($75.00 Strike Price)[1]	(29,400)	1.0000	10/27/2023
Sale of November 2023 Put Option ($68.00 Strike Price)[2]	(15,100)	0.6000	10/27/2023
Sale of Class A Common Stock Upon Assignment of November 2023 Call Option ($75.00 Strike Price)	(29,400)	75.0000	11/03/2023
Sale of Class A Common Stock	(41,509)	84.2126	11/03/2023
Sale of Class A Common Stock	(11,860)	85.9005	11/06/2023
Sale of Class A Common Stock	(5,980)	86.9197	11/07/2023
Sale of Class A Common Stock	(5,980)	87.3099	11/08/2023
Sale of Class A Common Stock	(2,990)	88.3175	11/13/2023
Sale of Class A Common Stock	(8,969)	90.3442	11/14/2023
Sale of Class A Common Stock	(13,803)	104.3000	12/06/2023
Sale of Class A Common Stock	(864)	104.5006	12/06/2023
Sale of Class A Common Stock	(20,235)	103.8544	12/07/2023
Sale of Class A Common Stock	(387)	104.2850	12/08/2023
Sale of Class A Common Stock	(4,823)	103.7700	12/08/2023
Sale of Class A Common Stock	(17,291)	104.0999	12/08/2023

STARBOARD P FUND LP

Sale of November 2023 Call Option ($75.00 Strike Price)[1]	(26,500)	1.0000	10/27/2023
Sale of November 2023 Put Option ($68.00 Strike Price)[2]	(2,500)	0.6000	10/27/2023
Sale of Class A Common Stock Upon Assignment of November 2023 Call Option ($75.00 Strike Price)	(26,500)	75.0000	11/03/2023
Exercise of Forward Contract	26,500	79.2189	11/03/2023
Sale of Forward Contract	(37,504)	84.2126	11/03/2023
Sale of Forward Contract	(10,715)	85.9005	11/06/2023
Sale of Forward Contract	(5,402)	86.9197	11/07/2023
Sale of Forward Contract	(5,403)	87.3099	11/08/2023
Sale of Forward Contract	(2,702)	88.3175	11/13/2023
Sale of Forward Contract	(8,104)	90.3442	11/14/2023
Sale of Forward Contract	(519,952)	97.0700	11/28/2023
Purchase of Forward Contract	519,952	97.0700	11/28/2023
Sale of Forward Contract	(13,252)	104.3431	12/06/2023
Sale of Forward Contract	(18,283)	103.7241	12/07/2023
Sale of Forward Contract	(20,330)	103.9058	12/08/2023

STARBOARD VALUE AND OPPORTUNITY C LP

Sale of November 2023 Call Option ($75.00 Strike Price)[1]	(19,500)	1.0000	10/27/2023
Sale of November 2023 Put Option ($68.00 Strike Price)[2]	(11,700)	0.6000	10/27/2023
Sale of Class A Common Stock Upon Assignment of November 2023 Call Option ($75.00 Strike Price)	(19,500)	75.0000	11/03/2023
Sale of Class A Common Stock	(27,547)	84.2126	11/03/2023
Sale of Class A Common Stock	(7,870)	85.9005	11/06/2023
Sale of Class A Common Stock	(3,968)	86.9197	11/07/2023
Sale of Class A Common Stock	(3,968)	87.3099	11/08/2023
Sale of Class A Common Stock	(1,984)	88.3175	11/13/2023
Sale of Class A Common Stock	(5,952)	90.3442	11/14/2023
Sale of Class A Common Stock	(9,160)	104.3000	12/06/2023
Sale of Class A Common Stock	(574)	104.5006	12/06/2023
Sale of Class A Common Stock	(13,428)	103.8544	12/07/2023
Sale of Class A Common Stock	(257)	104.2850	12/08/2023
Sale of Class A Common Stock	(3,201)	103.7700	12/08/2023
Sale of Class A Common Stock	(11,475)	104.0999	12/08/2023

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

Sale of November 2023 Call Option ($75.00 Strike Price)[1]	(10,900)	1.0000	10/27/2023
Sale of November 2023 Put Option ($68.00 Strike Price)[2]	(6,400)	0.6000	10/27/2023
Sale of Class A Common Stock Upon Assignment of November 2023 Call Option ($75.00 Strike Price)	(10,900)	75.0000	11/03/2023
Sale of Class A Common Stock	(15,447)	84.2126	11/03/2023
Sale of Class A Common Stock	(4,413)	85.9005	11/06/2023
Sale of Class A Common Stock	(2,225)	86.9197	11/07/2023
Sale of Class A Common Stock	(2,225)	87.3099	11/08/2023
Sale of Class A Common Stock	(1,112)	88.3175	11/13/2023
Sale of Class A Common Stock	(3,338)	90.3442	11/14/2023
Sale of Class A Common Stock	(5,136)	104.3000	12/06/2023
Sale of Class A Common Stock	(322)	104.5006	12/06/2023
Sale of Class A Common Stock	(7,530)	103.8544	12/07/2023
Sale of Class A Common Stock	(144)	104.2850	12/08/2023
Sale of Class A Common Stock	(1,795)	103.7700	12/08/2023
Sale of Class A Common Stock	(6,434)	104.0999	12/08/2023

STARBOARD X MASTER FUND LTD

Sale of November 2023 Call Option ($75.00 Strike Price)[1]	(53,400)	1.0000	10/27/2023
Sale of November 2023 Put Option ($68.00 Strike Price)[2]	(34,700)	0.6000	10/27/2023
Sale of Class A Common Stock Upon Assignment of November 2023 Call Option ($75.00 Strike Price)	(53,400)	75.0000	11/03/2023
Sale of Class A Common Stock	(34,800)	84.2126	11/03/2023
Sale of Class A Common Stock	(40,560)	84.2126	11/03/2023
Sale of Class A Common Stock	(21,532)	85.9005	11/06/2023
Sale of Class A Common Stock	(10,856)	86.9197	11/07/2023
Sale of Class A Common Stock	(10,856)	87.3099	11/08/2023
Sale of Class A Common Stock	(5,428)	88.3175	11/13/2023
Sale of Class A Common Stock	(16,284)	90.3442	11/14/2023
Sale of Class A Common Stock	(25,059)	104.3000	12/06/2023
Sale of Class A Common Stock	(1,570)	104.5006	12/06/2023
Sale of Class A Common Stock	(36,737)	103.8544	12/07/2023
Sale of Class A Common Stock	(703)	104.2850	12/08/2023
Sale of Class A Common Stock	(8,757)	103.7700	12/08/2023
Sale of Class A Common Stock	(31,391)	104.0999	12/08/2023

STARBOARD T FUND LP

Sale of Class A Common Stock	(77,267)	84.2126	11/03/2023
Sale of Class A Common Stock	(22,076)	85.9005	11/06/2023
Sale of Class A Common Stock	(48,000)	86.6137	11/07/2023
Sale of Class A Common Stock	(10,652)	86.9197	11/07/2023
Sale of Class A Common Stock	(10,652)	87.3099	11/08/2023
Sale of Class A Common Stock	(5,326)	88.3175	11/13/2023
Sale of Class A Common Stock	(15,978)	90.3442	11/14/2023
Sale of Class A Common Stock	(24,589)	104.3000	12/06/2023
Sale of Class A Common Stock	(1,540)	104.5006	12/06/2023
Sale of Class A Common Stock	(36,047)	103.8544	12/07/2023
Sale of Class A Common Stock	(689)	104.2850	12/08/2023
Sale of Class A Common Stock	(8,592)	103.7700	12/08/2023
Sale of Class A Common Stock	(30,803)	104.0999	12/08/2023

STARBOARD G FUND, L.P.

Sale of November 2023 Call Option ($75.00 Strike Price)[1]	(50,300)	1.0000	10/27/2023
Sale of November 2023 Put Option ($68.00 Strike Price)[2]	(6,400)	0.6000	10/27/2023
Sale of Class A Common Stock Upon Assignment of November 2023 Call Option ($75.00 Strike Price)	(50,300)	75.0000	11/03/2023
Sale of Class A Common Stock	(71,066)	84.2126	11/03/2023
Sale of Class A Common Stock	(20,305)	85.9005	11/06/2023
Sale of Class A Common Stock	(10,237)	86.9197	11/07/2023
Sale of Class A Common Stock	(10,237)	87.3099	11/08/2023
Sale of Class A Common Stock	(5,119)	88.3175	11/13/2023
Sale of Class A Common Stock	(15,356)	90.3442	11/14/2023
Sale of Class A Common Stock	(23,631)	104.3000	12/06/2023
Sale of Class A Common Stock	(1,480)	104.5006	12/06/2023
Sale of Class A Common Stock	(34,644)	103.8544	12/07/2023
Sale of Class A Common Stock	(662)	104.2850	12/08/2023
Sale of Class A Common Stock	(8,257)	103.7700	12/08/2023
Sale of Class A Common Stock	(29,604)	104.0999	12/08/2023

STARBOARD VALUE LP

(Through the Starboard Value LP Account)

Sale of Class A Common Stock	(57,713)	84.2126	11/03/2023
Sale of Class A Common Stock	(14,385)	85.9005	11/06/2023
Sale of Forward Contract	(2,104)	85.9005	11/06/2023
Sale of Forward Contract	(36,000)	86.6137	11/07/2023
Sale of Forward Contract	(7,955)	86.9197	11/07/2023
Sale of Forward Contract	(7,954)	87.3099	11/08/2023
Sale of Forward Contract	(3,977)	88.3175	11/13/2023
Sale of Forward Contract	(11,932)	90.3442	11/14/2023
Sale of Forward Contract	(25,841)	97.0700	11/28/2023
Purchase of Forward Contract	25,841	97.0700	11/28/2023
Sale of Forward Contract	(12,910)	104.3952	12/06/2023
Sale of Forward Contract	(6,603)	104.3431	12/06/2023
Sale of Forward Contract	(17,811)	103.7543	12/07/2023
Sale of Forward Contract	(9,109)	103.7241	12/07/2023
Sale of Forward Contract	(19,805)	103.9088	12/08/2023
Sale of Forward Contract	(10,129)	103.9058	12/08/2023

______________________________

1 Represents Shares underlying American-style call options sold short in the over the counter market. These call options were exercised pursuant to their terms on November 3, 2023.

2 Represents Shares underlying American-style put options sold short in the over the counter market. These put options expired worthless pursuant to their terms on November 3, 2023.